Exhibit 99.4

INCREDIMAIL LTD.

CONSENT

The undersigned, JupiterResearch, a division of Jupitermedia Corporation, consents to the use of the following information by IncrediMail Ltd. in its registration statement on Form F-1 (File No. 333-129246): “in its June 2005 “US Online User Consumer Survey, 2005,” Jupiter Research stated that email is the most popular online activity and that 88% of respondents indicate they use email regularly. The next closest activity referenced in such report was search engines/portals at 76%. All other activities were found to be less popular, including product/service purchase at 59%, instant messaging at 45% and online newspapers at 42%.”

Date: October 24, 2005

/s/ David Schatsky
David Schatsky
SVP
JupiterResearch